Exhibit 99.1

For Immediate Release

Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349

Waters Corporation Reports 5% Sales Growth for First Quarter 2005

Milford, Massachusetts, April 26, 2005 — Waters Corporation (NYSE/WAT) reported today first quarter 2005 sales of $268.3 million, an increase of 5% over sales of $255.1 million in the first quarter of 2004 with a foreign currency translation benefit accounting for approximately 2% of that growth. Quarterly earnings per diluted share (E.P.S.) were $0.38, compared to $0.33 for the first quarter in 2004. On a non-GAAP basis, excluding a charge for patent litigation expense in the first quarter of 2004, adjusted E.P.S. grew approximately 3% from $0.37 in the first quarter of 2004 to $0.38 in the first quarter of 2005.

Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “A decline in our business in Europe, slower growth in Asia and softer than anticipated global pharmaceutical spending tempered our growth in the first quarter. Sales to industrial customer segments for our Waters and TA Instruments Divisions grew at a healthy rate while ACQUITY UPLC™ and QTof Premier™ sales continued their positive momentum. Although sales and earnings growth rates for the quarter were weaker than we had anticipated in January, we are optimistic that stronger top-line growth will return as we move through the year.”

As communicated in a prior press release, Waters Corporation will webcast its first quarter 2005 financial results conference call this morning, April 26, 2005 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.info, choose Investor Relations and click on the Live Webcast. A replay of the call will be available through May 3, 2005, similarly by webcast and also by phone at 402-220-9772.

Waters Corporation holds worldwide leading positions in three complementary analytical technologies – liquid chromatography, mass spectrometry and thermal analysis. These markets account for $4.5 - $5.0 billion of the overall $20 + billion analytical instrument market.

CAUTIONARY STATEMENT

This release contains “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons including and without limitation: reduced capital expenditures by our customers, in particular large pharmaceutical companies, loss of market share through competition, introduction of competing products, such as improved research-grade mass spectrometers, by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in the healthcare market and the pharmaceutical industry, changes in distribution of the Company’s products and foreign exchange fluctuations. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this press release and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended
	April 2,	April 3,
	2005	2004
Net sales	268,305	255,086
Cost of sales	111,801	107,474

Gross profit	156,504	147,612

Selling and administrative expenses	80,595	71,427
Research and development expenses	16,747	16,071
Purchased intangibles amortization	1,282	1,354
Litigation provisions (A)	—	7,847
Restructuring and other charges, net (B)	—	104

Operating income	57,880	50,809

Interest income, net	364	231
Income from operations before income taxes	58,244	51,040

Provision for income taxes	11,649	10,195

Net income	46,595	40,845

Net income per basic common share	$0.39	$0.34

Weighted average number of basic common shares	118,719	120,180

Net income per diluted common share	$0.38	$0.33

Weighted average number of diluted common shares and equivalents	121,156	123,987

(A)	The results for the three months ended April 3, 2004 include provisions of $7.8 million for ongoing patent litigation with Hewlett-Packard Company.

(B)	The results for the three months ended April 3, 2004 include restructuring and other incremental costs and adjustments recorded in relation to the Company’s reorganization of the HPLC and mass spectrometry businesses.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended
	April 2,	April 3,
	2005	2004
Reconciliation of income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Income per diluted share	$0.38	$0.33

Adjustment for litigation settlement, net of tax	—	5,100
Income per diluted share effect	—	0.04

Adjustment for restructuring and other charges, net of tax	—	68
Income per diluted share effect	—	0.00

Adjusted income per diluted share:	$0.38	$0.37

The adjusted income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies those items management has excluded as non-operational activities or transactions. Management feels these transactions are not indicative of understanding the ongoing operations of the business or its future outlook.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	April 2, 2005	December 31, 2004
Cash and cash equivalents	586,912	539,077
Accounts receivable	239,634	271,731
Inventories	148,140	139,900
Other current assets	22,749	23,176
Total current assets	997,435	973,884

Property, plant and equipment, net	137,364	135,908
Other assets	347,562	350,634
Total assets	1,482,361	1,460,426

Notes payable and debt	335,935	206,663
Accounts payable and accrued expenses	277,924	286,327
Total current liabilities	613,859	492,990

Other long-term liabilities	289,913	288,750
Total liabilities	903,772	781,740

Total equity	578,589	678,686
Total liabilities and equity	1,482,361	1,460,426